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                                  UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 6)*

                         BROTHERS GOURMET COFFEES, INC.
                         -----------------------------
                                (Name of Issuer)

                         COMMON STOCK, $.0001 PAR VALUE
                         ------------------------------
                         (Title of Class of Securities)

                                   114822 10 9
                                  ------------
                                 (CUSIP Number)

                                 NOT APPLICABLE
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             / / Rule 13d-1(b)
             / / Rule 13d-1(c)
             /X/ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 114822 10 9                13G                            Page 2 of 10

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         J.H. WHITNEY & CO., A NEW YORK LIMITED PARTNERSHIP (IRS IDENTIFICATION NO. 13-1534455), THE GENERAL PARTNERS OF WHICH ARE MICHAEL C. BROOKS, PETER M. CASTLEMAN, JEFFREY R. JAY, WILLIAM LAVERACK, JR., DANIEL J. O'BRIEN, MICHAEL R. STONE AND WHITNEY GENERAL PARTNER, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                           (a) / /

                           (b)/X/
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         A NEW YORK LIMITED PARTNERSHIP. ALL INDIVIDUAL GENERAL PARTNERS ARE UNITED STATES CITIZENS. WHITNEY GENERAL PARTNER, L.L.C. IS A DELAWARE LIMITED LIABILITY COMPANY.
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER

                           10,362.5 shares of Common Stock
  Number of                (issuable upon exercise of warrants)
   Shares              ---------------------------------------------------------
Beneficially           6   SHARED VOTING POWER
  Owned By
    Each                   - 0 -
  Reporting            ---------------------------------------------------------
   Person              7   SOLE DISPOSITIVE POWER
    With
                           10,362.5 shares of Common Stock
                           (issuable upon exercise of warrants)
                       ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           - 0 -
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,362.5 shares of Common Stock (issuable upon exercise of warrants)
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          /X/
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.1%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 114822 10 9                13G                            Page 3 of 10

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         WHITNEY 1990 EQUITY FUND, L.P., A DELAWARE LIMITED PARTNERSHIP (IRS IDENTIFICATION NO. 06-1305466), THE GENERAL PARTNERS OF WHICH ARE MICHAEL C. BROOKS, PETER M. CASTLEMAN, JEFFREY R. JAY, WILLIAM LAVERACK, JR., DANIEL J. O'BRIEN AND MICHAEL R. STONE.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                   (a) / /
                   (b) /X/
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         A DELAWARE LIMITED PARTNERSHIP. ALL GENERAL PARTNERS ARE UNITED STATES CITIZENS.
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER

                           41,450.5 shares of Common Stock
  Number of                (issuable upon exercise of warrants)
   Shares              ---------------------------------------------------------
Beneficially           6   SHARED VOTING POWER
  Owned By
    Each                   - 0 -
  Reporting            ---------------------------------------------------------
   Person              7   SOLE DISPOSITIVE POWER
    With
                           41,450.5 shares of Common Stock
                           (issuable upon exercise of warrants)
                       ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           - 0 -
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         41,450.5 shares of Common Stock (issuable upon exercise of warrants)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         /X/
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.3%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 114822 10 9                13G                            Page 4 of 10

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         WHITNEY SUBORDINATED DEBT FUND, L.P., A DELAWARE LIMITED PARTNERSHIP (IRS NO. 13- 3526570), THE GENERAL PARTNERS OF WHICH ARE MICHAEL C. BROOKS, PETER M. CASTLEMAN, JAMES H. FORDYCE, JEFFREY R. JAY, WILLIAM LAVERACK, JR., DANIEL J. O'BRIEN AND MICHAEL R. STONE.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                      (a) / /
                      (b) /X/
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         A DELAWARE LIMITED PARTNERSHIP. ALL GENERAL PARTNERS ARE UNITED STATES CITIZENS.
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER

                           1,031,421 shares of Common Stock
  Number of                (issuable upon exercise of warrants)
   Shares              ---------------------------------------------------------
Beneficially           6   SHARED VOTING POWER
  Owned By
    Each                   - 0 -
  Reporting            ---------------------------------------------------------
   Person              7   SOLE DISPOSITIVE POWER
    With
                           1,031,421 shares of Common Stock
                           (issuable upon exercise of warrants)
                       ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           - 0 -
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,031,421 shares of Common Stock (issuable upon exercise of warrants)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         /X/
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         7.8%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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ITEM 1(a).   NAME OF ISSUER:

             Brothers Gourmet Coffees, Inc.

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             One Boca Place
             2255 Glades Road
             Suite 100E
             Boca Raton, FL 33433

ITEM 2(a)    NAME OF PERSON FILING:

             (i) J. H. Whitney & Co. is a New York limited partnership. The names and business addresses of the general partners of J.
                    H. Whitney & Co. are as follows: Michael C. Brooks, Peter M. Castleman, Jeffrey R. Jay, William Laverack, Jr., Daniel J. O'Brien, Michael R. Stone and Whitney General Partner, L.L.C., the business address of each of whom is 177 Broad Street, Stamford, CT 06901.

             (ii) Whitney 1990 Equity Fund, L.P. is a Delaware limited partnership. The names and business addresses of the general partners of Whitney 1990 Equity Fund, L.P. are as follows:
                    Michael C. Brooks, Peter M. Castleman, Jeffrey R. Jay, William Laverack, Jr., Daniel J. O'Brien and Michael R. Stone, the business address of each of whom is 177 Broad Street, Stamford, CT 06901.

             (iii) Whitney Subordinated Debt Fund, L.P. is a Delaware limited partnership. The names and business addresses of the general partners of Whitney Subordinated Debt Fund, L.P. are as follows: Michael C. Brooks, Peter M. Castleman, James H. Fordyce, Jeffrey R. Jay, William Laverack, Jr., Daniel J. O'Brien and Michael R. Stone, the business address of each of whom is 177 Broad Street, Stamford, CT 06901.

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

             (i)    J. H. Whitney & Co.
                    177 Broad Street
                    Stamford, CT 06901

             (ii)   Whitney 1990 Equity Fund, L.P.
                    177 Broad Street
                    Stamford, CT 06901

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             (iii)  Whitney Subordinated Debt Fund, L.P.
                    177 Broad Street
                    Stamford, CT 06901

ITEM 2(c)    CITIZENSHIP:

             (i) J. H. Whitney & Co. is a New York limited partnership. All of its individual general partners are citizens of the United States. Whitney General Partner, L.L.C. is a Delaware limited liability company.

             (ii) Whitney 1990 Equity Fund, L.P. is a Delaware limited partnership. All of its general partners are citizens of the United States.

             (iii) Whitney Subordinated Debt Fund, L.P. is a Delaware limited partnership. All of its general partners are citizens of the United States.

ITEM 2(d)    TITLE OF CLASS OF SECURITIES:

             Common Stock

ITEM 2(e)    CUSIP NUMBER:

             114822 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

       (a)   / /      Broker or Dealer registered under Section 15 of the Act

       (b)   / /     Bank as defined in section 3(a)(6) of the Act

       (c)   / /     Insurance Company as defined in section 3(a)(19) of the Act

       (d)   / /     Investment Company registered under section 8 of the
                     Investment Company Act

       (e)   / /     Investment Adviser registered under section 203 of the
                     Investment Advisers Act of 1940

       (f)   / /     Employee Benefit Plan, Pension Fund which is subject to
                     the provisions of the Employee Retirement Income Security
                     Act of 1974 or Endowment Fund;
                     see Section 240.13d-1(b)(1)(ii)(F)

       (g)   / /     Parent Holding Company, in accordance with
                     Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

       (h)   / /     Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4.     OWNERSHIP.

            The following information is provided as of December 31, 1999:

            (a)    Amount Beneficially Owned:

                   (i) J.H. Whitney & Co. is the beneficial owner of 10,362.5 shares;(1)

                   (ii) Whitney 1990 Equity Fund, L.P. is the beneficial owner of 41,450.5 shares; and(1)

                   (iii) Whitney Subordinated Debt Fund, L.P. is the beneficial owner of 1,031,421 shares.(1)

            (b)    Percent of Class:

                   (i)   0.1% for J. H. Whitney & Co.;

                   (ii)  0.3% for Whitney 1990 Equity Fund, L.P.; and

                   (iii) 7.8% for Whitney Subordinated Debt Fund, L.P.

            (c)    Number of shares as to which such person has:

                   (i)   Sole power to vote or to direct the vote:

                         10,362.5 shares for J. H. Whitney & Co.;

                         41,450.5 shares for Whitney 1990 Equity Fund, L.P.; and

                         1,031,421 shares for Whitney Subordinated Debt
                         Fund, L.P.

                   (ii)  shared power to vote or to direct the vote:

                         0 shares for J. H. Whitney & Co.;

                         0 shares for Whitney 1990 Equity Fund, L.P.; and

                         0 shares for Whitney Subordinated Debt Fund, L.P.

--------

(1) The figure for the amount beneficially owned by each of J. H. Whitney & Co., Whitney 1990 Equity Fund, L.P., and Whitney Subordinated Debt Fund, L.P. represents shares of Common Stock issuable upon the exercise of warrants held by such partnership (10,362.5 shares, 41,450.5 shares and 1,031,421 shares, respectively). J.H. Whitney & Co., Whitney 1990 Equity Fund, L.P. and Whitney Subordinated Debt Fund, L.P. disclaim the existence of a group with respect to the Common Stock of the issuer, and each disclaims beneficial ownership of the shares of Common Stock owned by the others.

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                  (iii) sole power to dispose or to direct the disposition of:

                         10,362.5 shares for J. H. Whitney & Co.;

                         41,450.5 shares for Whitney 1990 Equity Fund, L.P.; and

                         1,031,421 shares for Whitney Subordinated Debt
                         Fund, L.P.

                  (iv) shared power to dispose or to direct the disposition of:

                        0 shares for J. H. Whitney & Co.;

                        0 shares for Whitney 1990 Equity Fund, L.P.; and

                        0 shares for Whitney Subordinated Debt Fund, L.P.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           No other person has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the securities owned by J. H. Whitney & Co., Whitney 1990 Equity Fund, L.P. and Whitney Subordinated Debt Fund, L.P.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not applicable.

ITEM 10.   CERTIFICATION

           Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of J. H. Whitney & Co., Whitney 1990 Equity Fund, L.P. and Whitney Subordinated Debt Fund, L.P. hereby certifies that the information set forth in this statement is true, complete and correct.

Date:    February 14, 2000

                                    J.H. WHITNEY & CO.

                                    By: /s/ Daniel J. O'Brien
                                       -----------------------------------------
                                         Daniel J. O'Brien
                                         General Partner

                                    WHITNEY 1990 EQUITY FUND, L.P.

                                    By: /s/ Daniel J. O'Brien
                                       -----------------------------------------
                                         Daniel J. O'Brien
                                         General Partner

                                    WHITNEY SUBORDINATED DEBT FUND, L.P.

                                    By: /s/ Daniel J. O'Brien
                                       -----------------------------------------
                                         Daniel J. O'Brien
                                         General Partner

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                                                                       Exhibit A

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1 under the Securities Exchange Act, as amended, the undersigned hereby agree to the joint filing on behalf of each of them on a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.0001 par value per share, of Brothers Gourmet Coffees, Inc. and that this Agreement be included as an Exhibit to such joint filing.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 14th day of February, 2000.

                                    J.H. WHITNEY & CO.

                                    By: /s/ Daniel J. O'Brien
                                       -----------------------------------------
                                          Daniel J. O'Brien
                                          General Partner

                                    WHITNEY 1990 EQUITY FUND, L.P.

                                    By: /s/ Daniel J. O'Brien
                                       -----------------------------------------
                                          Daniel J. O'Brien
                                          General Partner

                                    WHITNEY SUBORDINATED DEBT FUND, L.P.

                                    By: /s/ Daniel J. O'Brien
                                       -----------------------------------------
                                          Daniel J. O'Brien
                                          General Partner